SCOPE AND PURPOSE

This Code of Ethics (the “Code”) for Schroder Investment Management North America Inc. (“SIMNA Inc.” or the “Adviser”), is required by The Investment Advisers Act of 1940 and the Investment Company Act of 1940.

The Code applies to all officers, directors and full-time employees of the Adviser (“Access Persons”). Certain part-time employees and consultants to the Adviser may also be deemed as Access Persons and subject to this Code depending on the length of their employment contract and/or their access to sensitive client and/or investment information. Sections of this Code also apply to any persons who work for the firm in a Financial Operations Principal (“FINOPs”) capacity. FINOPs are offsite persons who are associated with the firm’s affiliated broker dealer, Schroder Fund Advisors LLC (“SFA”). These individuals are deemed “Associated Persons” rather than Access Persons.

In carrying out their job responsibilities, all Access Persons or Associated Persons must, at a minimum, comply with all applicable legal requirements, including applicable securities laws. In addition, all Access Persons or Associated Persons must: maintain professional integrity and behave with ethical conduct; place the interests of clients and the integrity of the investment profession above their own personal interests; use professional judgment when engaging in all professional activities and encourage peers to do the same; and behave in a manner that reflects well on themselves and Schroders.

Any breach by an Access Person or Associated Person of the laws, regulations and procedures outlined in the Code will be deemed to be a violation of the terms of his or her employment and may result in disciplinary action and/or dismissal, in addition to any other penalties or liabilities resulting from such violation.

PERSONAL TRADING

All employees deemed to be Access Persons are subject to the restrictions contained in this Code with respect to their transactions in Covered Securities.

The below securities are considered Covered Securities, and therefore applicable to the personal trading restrictions and reporting policies contained herein:

•	Stocks

•	Bonds

•	Exchange Traded Funds (ETFs)

•	Closed end mutual funds[1]

•	Derivatives of Covered Securities, including options

[1]	Please note that this includes the Schroders-Hartford Securitized Income Fund. More details on this specific fund follow on the next page.

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The below securities are NOT considered to be Covered Securities, and therefore, are NOT required to be reported to Compliance:

•	US open end mutual funds that are not Schroders Funds (see Appendix D for more detail)

•	Money market funds

•	Derivatives of non-covered securities (i.e., index futures)

•	Unit investment trusts that are invested exclusively in open-end funds that are not Schroders Funds

•	Direct obligations of the U.S. Government (i.e., Treasuries).

•	Bankers’ acceptances, bank certificates of deposit, commercial paper, bitcoins, currencies, repurchase agreements and other high quality short-term debt instruments[2]

Please note that Access Persons are required to report ALL brokerage accounts that hold or have the ability to hold Covered Securities.

PRE-CLEARANCE

Covered Securities require preclearance approval before being traded. Please see Appendix C for in-depth breakdown, including exceptions.

Some key notes on preclearance:

•	Preclearance is obtained via an electronic form on the MyCompliance system

•	Preclearance expires at the end of the same business day that it is requested

•	Preclearance for securities listed on non-US exchanges is valid until the close of business on the following business day in order to compensate for different time zones

•	It is Schroders’ policy to discourage excessive personal trading by Access Persons. As such, all Access Persons are limited to 40 personal trades in Covered Securities per quarter.

Preclearance approval can be influenced by a variety of factors, including: the sensitivity of the position of the person submitting the request, principal amount of the trade, market capitalization, and trading or investment activity in the security for the benefit of clients. When submitting a preclearance request, you are required to attest that you are not in possession of any inside or material non-public information and that the requested trade does not conflict with any pending client orders that you are aware of.

NOTE: If you fail to pre-clear a transaction in a Covered Security, you may be fined and/or be subjected to a personal trading suspension. Violations of this Policy will be reported to senior management and will result in reprimands that could affect your employment with Schroders.

[2]

High quality short-term debt instruments means any instrument having a maturity at issuance of less than 366 days and which is rated in one of the highest two rating categories by a Nationally Recognized Statistical Rating Organization, or which is unrated but is of comparable quality.

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A special note on the Hartford-Schroders Securitized Income Fund:

In addition to preclearance, under Section 16 of the Exchange Act of 1934, these funds require additional reporting to Hartford and the SEC. Failure to comply with these preclearance and reporting requirements may result in regulatory violations. Please remember to preclear any transaction in these funds and reach out to Compliance with any questions or issues.

The following transactions do not require pre-clearance:

•

Transactions in an account over which the Access Person has no influence or control such as where investment discretion is delegated in writing to an independent fiduciary (“Managed Account” – see page 5).

•

Transactions which are non-volitional on the part of the Access Person (e.g., receipt of securities pursuant to a stock dividend or merger, a gift or inheritance). However, the volitional sale of securities acquired in a non-volitional manner requires pre-clearance.[3]

•

Purchases of the securities of an issuer through an automatic investment plan which makes periodic purchases (or withdrawals) automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan (“DRIP”) [4] . Any such plans should be reported to Compliance prior to them commencing. Any transactions in such a plan other than according to a predetermined schedule are subject to pre-clearance.

•	The receipt or exercise of rights issued by an issuer on a pro rata basis to all holders of a class of security and the sale of such rights are permitted without pre-clearance.

•	Tender of shares already held into an offer if the tender offer is open on the same terms to all holders of the securities covered by the offer.

•	Conversion of convertible securities or participation in exchange offers provided that the conversion or offer is available on the same terms to all holders.

•	Transactions in collective investment schemes offered by plans that qualify under Section 529 of the Internal Revenue Code.

•	Transactions which are automatically exercised as part of a stop-loss or limit order, provided that the parameters of stop-loss or limit order are placed when the initial trade is initiated.[5]

[3]	This may include where options are exercised against a call written by the Access Person or where securities are exchanged for cash or other securities as part of a business transaction.
[4]

Please note that the Access Person must speak with Compliance prior to setting up a Dividend Reinvestment Plan. While these automated transactions are not subject to preclearance, special rules relating to the holding policy may be in effect for some of these transactions. Please speak with Compliance for more detail.

[5]

Please note that the use of Stop Loss limits within the 60 day holding period are permitted ONLY if the details of the Stop Loss Order are disclosed to Compliance at the time of the preclearance request.

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Additional Restrictions for Investment Staff:

Investment Staff are required to inform Compliance via the My Compliance system when a trade request is within their own Investment Universe, irrespective of the size of the request.

Investment Universe includes investments in relation to which the individual or others on the same desk have undertaken research or analysis on the security or issuer as part of that desk’s coverage, whether or not it has been held in a client portfolio, in the last 12 months; or in the case of dealers, within the dealing desk’s scope of responsibility.

Additionally, Investment Staff are required to inform Compliance via the My Compliance system when a trade request is in a fund managed by their desk, irrespective of the size of the request.

Research Analysts, Research Associates and other staff involved in the production of internal investment research (including their PCAs), are prohibited from personal trading in an issuer (and its issues) or fund which they cover, in the five business days prior, and the five business days following the issuance of research reports covering that issuer or fund.

When pre-clearing personal account trades in My Compliance, Investment staff must attest that they have not and will not issue a research document in the five business days prior and the five business days following, in the financial instrument in which they are seeking pre-clearance.

INITIAL PUBLIC OFFERINGS

If you wish to purchase an initial public offering, you must obtain permission from the Chief Compliance Officer. In such cases, an Access Person would submit a trade request via MyCompliance which will be routed for Compliance review. Once approved, the Access Person will receive a notice from the MyCompliance system.

HOLDING PERIODS

All Access Persons are strongly advised against short-term trading and are prohibited from making trades that expose them to material open-ended liabilities. This includes CFD investing, spread betting and leveraged account management without putting an appropriate stop-loss mechanism in place. Short selling in Covered Securities is prohibited.

Any Access Persons who appear to have established a pattern of short term trading may be subject to additional restrictions or penalties including, but not limited to, a limit or ban on future personal trading activity and a requirement to disgorge profits on short-term trades.

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All Covered Securities are subject to a 60 calendar day holding period. Securities may not be sold within 60 days of any purchase in the security, regardless of how long ago the initial investment was made. First in, first out does not apply. The Chief Compliance Officer has exemptive authority to override the 60 day holding policy for good cause shown.

Schroders plc shares purchased in the market (rather than forming part of a remuneration award) are subject to a one-year holding period.

Please note that while Schroders Funds (“Reportable Funds” – Listed in Appendix D) are NOT subject to preclearance, they ARE subject to this 60 day holding policy.

A NOTE ON OPTIONS

Options trading is subject to the aforementioned preclearance and 60 day holding policies. Further detail follows:

•

Listed Call Options: You may purchase a listed call option only if the call option has a period to expiration of at least 60 days from the date of purchase and you hold the call option for at least 60 days prior to sale. If you choose to exercise the option, you must also hold the underlying security delivered pursuant to the exercise for 60 days.

•	Covered Calls: You may sell (or “write”) a call option only if you have held the underlying security (in the corresponding quantity) for at least 60 days.

•

Listed Put Options: You may purchase a listed put option only if the put option has a period to expiration of at least 60 days from the date of purchase and you hold the put option for at least 60 days prior to sale.

•	If you purchase a put option on a security you already own, you may only exercise the put once you have held the underlying security for 60 days.

•	Selling Puts: You may sell (or “write”) a put only if you have held the underlying security (in the corresponding quantity) for at least 60 days.

COVERED ACCOUNTS

A Covered Account is an account in which you are capable of purchasing Covered Securities, or an account in which you own a beneficial interest (except where you have no influence or control). This includes IRA accounts as well as any 401k account held from a former employer that holds a Covered Security, such as stock of the former employer. Covered Accounts are covered by this policy and are subject to the aforementioned preclearance and holding policies.

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Accounts held by your spouse (including his/her IRA or 401k accounts), minor children and other members of your immediate family (children, stepchildren, grandchildren, parents, step parents, grandparents, siblings, in-laws and adoptive relationships) who share your household are also considered Covered Accounts, as are any other accounts over which you exercise investment discretion. In addition, accounts maintained by your domestic partner6 are Covered Accounts under this Policy.

All US-based personnel are required to maintain their Covered Accounts at an Approved Broker as listed in Appendix B unless otherwise exempted for unique circumstances. If an Access Person is permitted to maintain a Covered Account with a non-Approved Broker, the Access Person assumes the responsibility to manually report their transactions in Covered Securities and upload quarterly account statements directly in the MyCompliance system.

Persons on secondment from London or other offices may apply to Compliance for a waiver of the requirement to maintain their Covered Accounts at a US Approved Broker.

Robo-Advisors are only permissible only if they are Managed Accounts (more below). Apps which allow you to select specific covered securities for transactions (i.e., Robinhood) are not permitted.

MANAGED ACCOUNTS

A Managed Account is an account over which the Access Person has no direct or indirect influence or control. Managed Accounts are still considered Covered Accounts and must be reported to Compliance. Compliance cannot approve a Managed Account until an official discretionary letter from the broker is received which expressly states that the Access Person does not have any investment discretion. Compliance must have a discretionary letter on file for each Managed Account and will request an updated letter periodically. It is the employee’s responsibility to ensure the broker provides these updated letters. Access Persons with managed accounts will also be required to complete an annual attestation confirming that they did not direct any investment decisions during the year.

Since the Access Person does not have any investment discretion on Managed Accounts, transactions in these accounts are not subject to the preclearance and holding policies; however, Compliance will conduct periodic reviews to check the transactions in Managed Accounts against the Global Stop List.

A special note on Managed Accounts:

Managed Accounts must be held with an Approved Broker unless you have previously been given an exemption by Compliance. For new hires, any accounts that the Access Person has held prior to employment at Schroders that must be held with a broker outside of the Approved Brokers list must first receive approval from the Chief Compliance Officer, or his/her delegate.

[6]

A domestic partner is defined as someone that you have a personal relationship with and that you share a household with, share assets, such as personal banking accounts, brokerage accounts, with and/or share housing or childcare expenses with. If you are unsure as to whether this definition is applicable to you, please consult a member of the Compliance team.

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OPENING A NEW COVERED ACCOUNT

Employees must receive written approval from Compliance before opening a covered account with a broker. This rule applies to all new covered accounts, whether or not the employee already holds other approved accounts with the same broker. This rule also applies to Managed Accounts.

PRIVATE SECURITIES TRANSACTIONS AND TAX SHELTERS

No Access Person or Associated Person may participate in any type of private placement or tax shelter without obtaining the advance consent of their direct supervisor and the Chief Compliance Officer. This request should be submitted electronically through MyCompliance and the system will route it for both line manager and compliance review. Only passive investments (without operational, management or promotional duties) may be permitted.

Additional capital calls of an already approved private vehicle and/or exiting a private placement or tax shelter, whether by sale or redemption, do not need to be approved but must be reported to Compliance in the Access Person’s next quarterly transactions report.

No Access Person or Associated Person who is a Registered Representative licensed with FINRA under the supervision of SFA may receive selling compensation in connection with a private securities transaction or tax shelter not offered through SFA. Any Access Person or Associated Person engaged in selling activity other than in connection with his or her duties as a Registered Representative must obtain prior permission in writing from his or her supervisor and the Chief Compliance Officer.

REPORTING REQUIREMENTS

All personnel are required to complete various filings that are due at certain times of the year. Access Persons will receive notification of these filings and their respective deadlines via MyCompliance. Failure to comply with these time sensitive filings will result in a violation of the Code of Ethics.

INITIAL REPORTING

No later than 10 calendar days after joining the Adviser, each Access Person must provide Compliance with a list of every Covered Security that s/he owns. The information provided must be current as of a date no more than 45 days prior and must include the title of the security; the exchange ticker symbol or CUSIP; and the number of shares owned (for equities) or principal amount (for debt securities). Access Persons may provide account statements in place of a written list.

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Unless approved by the Chief Compliance Officer, all new Access Persons who maintain Covered Account(s) with brokers that are not on the list of Approved Brokers will have to move their accounts within a reasonable timeframe established by Compliance upon their hire. The Chief Compliance Officer will only allow an Access Person to keep a Covered Account with a broker outside of the Approved Brokers list in extenuating circumstances. In such instances, the Access Person owns the responsibility of manually reporting all transactions in Covered Securities and uploading quarterly statements into the MyCompliance system.

QUARTERLY REPORTS

No later than 30 days after the end of each calendar quarter, each Access Person will provide Compliance with a report of all transactions in Covered Securities in the quarter. All information requested on the form issued via MyCompliance must be provided.

Please note that transactions in shares of Reportable Funds7 must be reported at this time.

ANNUAL REPORTS

Within 45 days after the end of the calendar year, each Access Person must report all his/her holdings in Covered Securities as at December 31 of that year. All information requested on the form issued via MyCompliance must be provided.

KNOWLEDGE OF THE CODE AND ANNUAL CERTIFICATION

Each Access Person is responsible for understanding the provisions of this Code. Access Persons will certify, at least annually, that s/he has reviewed the current version of this Code and has complied with its standards. The Code is maintained on the internal Compliance website.

SELF-REPORTING OF VIOLATIONS

Access Persons and Associated Persons have an obligation to review their own trading to ensure that they have acted in compliance with the provisions of this Code. To the extent that such person determines that s/he has executed a transaction not in compliance with this Code, that person has an obligation to promptly report the violation to the Chief Compliance Officer.

[7]	Transactions in Reportable Funds in the Schroders 401(k) and SERP plans do not need to be reported as Compliance monitors this information outside of the MyCompliance system.

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GRANTING OF EXCEPTIONS

The Chief Compliance Officer and the General Counsel may, on a case-by-case basis, grant exceptions to any provision under this Code for good cause. Any such exceptions and the reasons for granting them will be maintained in writing by the Chief Compliance Officer and presented to the Board of Directors of the Adviser at the next scheduled meeting.

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Adopted:	October 1, 1995
Amended:

May 15, 1996

May 1, 1997

June 12, 1998

June 2, 1999

March 14, 2000

August 14, 2001

June 23, 2003

October 23, 2003

December 9, 2003

May 11, 2004

January 14, 2005

December 5, 2005

March 6, 2006

September 14, 2007

September 14, 2009

March 9, 2010

June 12, 2012

June 18, 2013

June 12, 2014

May 20, 2015

September 30, 2015

May 1, 2017

December 31, 2017

May 1, 2019

April 30, 2020

September 14, 2021

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APPENDIX A OF THE CODE OF ETHICS – APPROVERS

In the event that the MyCompliance system is not accessible, the US Compliance team is authorized to preclear personal transactions.

Compliance email: ussimcomp@schroders.com

MyCompliance: https://my.schroders.com/SitePages/Start.aspx (under the “Apps” section)

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APPENDIX B OF THE CODE OF ETHICS – APPROVED BROKERS

Alliance Bernstein

Charles Schwab

Citibank

E*Trade

Fidelity

Goldman Sachs

Interactive Brokers

JP Morgan Securities / Private Bank

Lending Club8

Merrill Lynch

Morgan Stanley Smith Barney

Royal Bank of Canada (RBC)

TD Ameritrade

Vanguard

Wells Fargo

[8]

Lending Club (and other peer-to-peer lending accounts) where the employee is the lender must be disclosed via the “Outside Activity” section of MyCompliance. Please note that these accounts require line manager approval prior to being opened.

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APPENDIX C OF THE CODE OF ETHICS – RULE SET

Security Type	Requires preclearance?	Subject to 60 day holding period?
Equities	Yes	Yes
Broad based Exchange Traded Funds on major market indices	No	No
All other ETFs	Yes	Yes
Derivatives	Yes	Yes
Fixed Income securities	Yes	Yes
US Open ended Mutual Funds - (other than Reportable Funds)	No	No
Non US Open ended Mutual Funds - (Not managed by the Adviser or an affiliated adviser )	Yes	Yes
Reportable Funds and Non-US funds managed by Schroders (outside of your Schroders 401k)	No	Yes
Closed end Funds	Yes	Yes
Initial Public Offerings	Yes	Yes
Private Placements	Yes	n/a
Non-volitional dividend reinvestment transactions and corporate action elections for which formal public documents are issued	No	n/a
Schroders plc shares, purchased outside of a remuneration package	Yes	Yes, one year
Direct obligations of the US Government	No	No
Bankers acceptances, commercial paper, repurchase agreements, bitcoins, currencies	No	No
Crowdfunding & Crowdsourcing – non security based	No	No
Crowdfunding & Crowdsourcing – security based	Yes	Yes

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APPENDIX D OF THE CODE OF ETHICS – REPORTABLE FUNDS

Affiliated Investment Companies Advised by SIMNA Inc.

The Swiss Helvetia Fund, Inc.

Investment Companies Sub-Advised by SIMNA Inc.

Brighthouse Funds Trust I – Schroders Global Multi-Asset Portfolio

Schroders Global Multi-Asset Portfolio, Ltd.

Columbia Funds Variable Series Trust II – Variable Portfolio – Partners International Core Equity Fund

Fidelity Rutland Square Trust II – Strategic Advisers® Emerging Markets Fund

Guardian Variable Products Trust – Guardian International Equity VIP Fund

Hartford Funds Exchange-Traded Trust – Hartford Schroders Commodity Strategy ETF

Hartford Schroders Cayman Commodity Strategy Fund, Ltd.

Hartford Funds Exchange-Traded Trust – Hartford Schroders ESG US Equity ETF

Hartford Funds Exchange-Traded Trust – Hartford Schroders Tax-Aware Bond ETF

The Hartford Mutual Funds, Inc. – Hartford Climate Opportunities Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders China A Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders Diversified Emerging Markets Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders Emerging Markets Equity Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders Emerging Markets Multi-Sector Bond Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders International Contrarian Value Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders International Multi-Cap Value Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders International Stock Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders Securitized Income Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders Sustainable Core Bond Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders Sustainable International Core Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders Tax-Aware Bond Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders US MidCap Opportunities Fund

The Hartford Mutual Funds II, Inc. – Hartford Schroders US Small Cap Opportunities Fund

Lincoln Variable Insurance Products Trust – LVIP American Century Select Mid Cap Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP BlackRock Dividend Value Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP Blended Large Cap Growth Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP Blended Mid Cap Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP ClearBridge Franklin Select Large Cap Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP Dimensional International Equity Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP Dimensional U.S. Equity Managed Volatility Fund

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Lincoln Variable Insurance Products Trust – LVIP Fidelity Institutional AM® Select Core Equity Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP Franklin Templeton Global Equity Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP Invesco Select Equity Income Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP JPMorgan Select Mid Cap Value Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP MFS International Equity Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP Multi-Manager Global Equity Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP SSGA Global Tactical Allocation Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP SSGA International Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP SSGA Large Cap Managed Volatility Fund

Lincoln Variable Insurance Products Trust – LVIP SSGA SMID Cap Managed Volatility Fund

Mercer Funds – Mercer Emerging Markets Equity Fund

Morgan Stanley Pathway Funds – International Equity Fund

PFM Multi-Manager Series Trust – PFM Multi-Manager International Equity Fund

Russell Investment Company – Strategic Bond Fund

Russell Investment Company – Investment Grade Bond Fund

Russell Investment Funds – Strategic Bond Fund

SunAmerica Series Trust – SA Schroders VCP Global Allocation Portfolio

Seasons Series Trust – SA Multi-Managed International Equity Portfolio

Seasons Series Trust – SA Multi-Managed Small Cap Portfolio

Vanguard Variable Insurance Funds – International Portfolio

Vanguard Whitehall Funds – Vanguard International ExplorerTM Fund

Vanguard World Fund – Vanguard International Growth Fund

Wilmington Funds – Wilmington International Fund

APPENDIX E OF THE CODE OF ETHICS - INSIDER TRADING POLICY

It is a violation of United States federal law and a serious breach of the Adviser’s policies for any Access or associated person to trade in, or recommend trading in, the securities of an issuer for his/her personal gain, or on behalf of the firm or its clients, while in possession of material, non-public information (“MNPI”) which may come into his/her possession either in the course of performing his/her duties, or through a breach of any duty of trust and confidence.

Such violations could subject you, the Adviser, and its affiliates, to significant civil and criminal liability, including the imposition of monetary penalties, and could also result in irreparable harm to the reputation of the Adviser. Tippees (i.e., persons who receive MNPI) may also be held liable if they trade or pass along such information to others.

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Further, it is a violation of anti-fraud provisions of the Advisers Act for Access Persons or Associated Persons who are aware of transactions being considered for clients, or are aware of the portfolio holdings in the reportable funds to which the Adviser (or an affiliate) acts an adviser, to disclose such information to a party who has “no need to know” or to trade on such information for personal gain by, among other things, front-running or market timing.

The US Insider Trading and Securities Fraud Enforcement Act of 1988 (“ITSFEA”) requires all broker-dealers and investment advisers to establish and enforce written policies and procedures reasonably designed to prevent misuse of MNPI.

The provisions of ITSFEA apply both to trading while in possession of such information, and to communicating such information to others who might trade on it improperly.

MATERIALITY

Material information about transactions that the Adviser undertakes on behalf of clients is proprietary to the firm. Use of that information by Access and associated persons in personal securities dealings—or communication of the information to others with the expectation that they will trade—violates the duties that Access and associated persons owe to the Adviser and its clients. Information that Access Persons and Associated Persons obtain through research, or through communications with issuers on behalf of the Adviser, belongs to the Adviser and may not be used in connection with personal securities transactions other than in compliance with the personal securities transactions provisions of this Code of Ethics.

Where Access Persons or Associated Persons receive information from issuers or research providers that they believe is material and non-public in the course of their duties for the Adviser, they must immediately notify the General Counsel or Chief Compliance Officer.

Information which emanates from outside an issuer, but may affect the market price of an issuer’s securities, can also be MNPI. For example, material, non-public information can originate within the Adviser itself. This would include knowledge of activities or plans of an affiliate, or knowledge of securities transactions that are being considered or executed by the Adviser itself on behalf of clients.

MNPI can also be obtained from knowledge about a client that a person has discovered in his/her dealings with that client. MNPI pertaining to a particular issuer could also involve information about another issuer that has a material relationship to the issuer, such as a major supplier’s decision to increase its prices. Moreover, non-public information relating to portfolio holdings in a Reportable Fund should not be used to market-time or engage in other activities that are detrimental to the Reporting Fund and its shareholders.

In addition, Rule 14e-3 under the Exchange Act makes it unlawful to buy or sell securities while in possession of material information relating to a tender offer, if the person buying or selling the securities knows, or has reason to know, that the information is non-public and has been acquired,

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directly or indirectly, from the person making, or planning to make, the tender offer, from the target company, or from any officer, director, partner or employee or other person acting on behalf of either the bidder or the target company.

This rule prohibits not only trading, but also the communication of MNPI relating to a tender offer to another person in circumstances under which it is reasonably foreseeable that the communication will result in a trade by someone in possession of the MNPI. All staff is subject to the Global Market Abuse Policy which provides further guidance on what may be regarded as abusive behaviors.

PROCEDURES AND RESPONSIBILITIES

Please see Compliance’s Market Abuse Policy located on the Compliance intranet page for prohibitions regarding persons who acquire MNPI.

PENALTIES

Penalties for trading on or communicating MNPI are severe, both for the individuals involved in such unlawful conduct and their employers. Under the law, a person can be subject to some or all of the penalties below, even if s/he does not personally benefit from the violation. Penalties include:

1)	civil injunctions;

2)	disgorgement of profits;

3)	treble damages – fines for the Access Person or Associated Person who committed the violation, of up to 3 times the profit gained or loss avoided, whether or not the person actually benefited;

4)	fines for the employer or other controlling person of up to the greater of $1,000,000, or 3 times the profit gained or loss avoided; and

5)	imprisonment.

SPECIAL PROVISIONS FOR TRADING IN SCHRODERS PLC

Special restrictions apply to trading in the securities of Schroders plc because staff, by virtue of their employment, may be deemed to have MNPI:

1.	Securities of Schroders plc will not be purchased for any client account without the permission of that client, and then only if permitted by applicable law.

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2.

Personal securities transactions in the securities of Schroders plc are subject to blackout periods and other restrictions which are outlined in the UK Staff Dealing Rules. These can be found on the Group Compliance intranet page. A trade request must be submitted via MyCompliance and approved by the UK Corporate Secretariat prior to trading.

STOP LIST

Schroders maintains a Global Stop List that includes company securities for which one or more persons at the Adviser and its affiliates may hold price sensitive information. The Stop List locally is maintained by the US Compliance team.

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